Exhibit 10.1

Memorandum of Understanding

nonbinding

(hereinafter referred to as “Agreement”)

is made and effective as of June 13, 2022

between

Quantron AG

Koblenzer Straße 2, 86368 Gersthofen, Germany

(hereinafter referred to as “Quantron”)

and

Sharing Economy International Inc

Cornwall Centre, 85 Castle Peak Road, Tuen Mun

Hong Kong

(hereinafter referred to as “SEII”)

Each party also referred to as “Party” and collectively as “Parties”.

Preamble

The Parties desire to enter a leasing & rental distribution relationship under the terms and conditions as set forth in this Agreement.

1.	Relationship of Parties

1.1.	The European Union proposes effective ban for new fossil-fuel cars from 2035 onwards. The demand for zero emission vehicles will increase. Therefore, SEII and Quantron agree to work closely towards distribution of sustainable mobility solutions in the European Market (hereinafter referred to as “Territory”) and subject to, the terms of this Agreement.

1.2.	Moreover, the Parties envisage to establish a joint venture company (hereinafter referred to as “JVCo”) in Germany (hereinafter referred to as “GER”) subject to business case and financial viability. The Location of the JVCo Headquarters will be in Metropolitan Region Munich.

1.3.	The purpose of the JVCo is to commercialize and distribute the whole range of zero-emission electric and hydrogen vehicles and products in the defined Territories.

1.4.	Upon the successful establishment of the JVCo, this Agreement shall be integrated into the JVCo and until such time and unless specifically agreed upon in writing, this Agreement shall be construed to be independent of any further or related agreements between the Parties.

1.5.	SEII will hold 60% of JVCo shares, whereas Quantron owns 40% of JVCo shares.

2.	Scope of Agreement

2.1.	SEII will leas the Product from Quantron, based on terms agreed upon between the Parties based on each project / order. As the leasing party SEII for the sake of this Agreement shall be considered as a leasing distributor, for the Product [eg. DongFeng, EVD, Asia Star, Quantron Retrofitted Products]. The Product supplied by Quantron and leased or rented by SEII, will be traded under the Quantron brand name.

3.	Availability of Products and spare parts

3.1.	Quantron warrants the availability of the Product and spare-parts or replacement Product for purchase by SEII under commercially reasonable terms for maximum 8 (eight) years after the delivery of the Product. The replacement Product shall not be limited in any operations and functions compared to the original Product. In case the original Product is not available, Quantron shall deliver a replacement Product, similar to the original Product that was to be supplied as per the accepted PO.

4.	Product Liability

4.1.	Notwithstanding any other terms to the contrary in this Agreement or the expiration of any warranty, Quantron shall be liable for any and all Product recall costs (including but not limited to labour, inspection, dismantling, reinstall, transport and travel costs) incurred by SEII due to a reasonable decision of Quantron, or by SEII with the consent of Quantron, or due to a mandate from a regulatory body, to recall the Product, because the Product is not as safe as could have been expected and may consequently present a threat of an injury or property damage. However, Quantron’s Product Liability referred to herein shall be limited to a maximum period of 10 (ten) years, starting from the date of invoice, invoice raised by Quantron on SEII.

5.	Publicity

5.1.	Except as required by law, neither Party shall issue any press release or make any other public statement related to this MOU, any work done under this MOU or any of the transactions contemplated by this MOU without obtaining prior written approval of the other Party as to the contents and the manner of presentation and publication of such press release or public statement.

6.	Term

6.1.	This MOU shall be effective from the date of its conclusion by the Parties, and unless extended in writing, by mutual agreement of the Parties, shall automatically terminate after 24 months.

6.2	Each Party shall have the right to unilaterally and at its own discretion terminate this MOU by giving a minimum of 60 days of a written notice to the other Party.

7.	Nature of this MOU

7.1.	This MOU is not contractual in nature and reflects only the intentions of the Parties to proceed towards the acquisition, the negotiation, and the execution of the project agreements subject to the terms thereof. No Party shall have any obligation to any other Party hereunder and the Parties shall have only those obligations, and shall make only those representations, warranties and covenants, as may be set forth in the project agreements if any, once such agreements executed and delivered.

7.2.	Each Party will bear its own costs and expenses it incurs in connection with this MOU.

7.3.	The Parties are independent contractors and this MOU does not obligate either Party to enter into an agreement, contract, subcontract, teaming agreement, joint venture, partnership, or other business relationship with the other Party.

8.	Governing Law and Value

8.1.	This MOU shall be governed by and construed in accordance with the laws of Germany without resort to its conflict of laws rules. Venue shall be in a court of competent jurisdiction in Munich, Germany

10.	Confidential & Intellectual Property Rights

10.1.	As used herein, the term “Proprietary Information” means any information, technical data, or know-how (including, but not limited to, information relating to Product, software, services, development, inventions, processes, techniques, customers, pricing, internal procedures, business and marketing plans or strategies, finances, employees and business opportunities) disclosed by one Party (the “Disclosing Party”) to the other (the “Recipient Party”) either directly or indirectly in any form whatsoever, including, but not limited to, in writing, in machine readable or other tangible form, orally or visually.

10.2.	Unless otherwise expressly authorized by the Disclosing Party, the Recipient Party agrees that it and any of its personnel receiving Proprietary Information under this Agreement shall treat such information in strict confidence with the same degree of care applied to its own Proprietary Information of like importance, which it does not wish to disclose, publish, or disseminate to third parties.

10.3.	The Recipient Party may disclose the Proprietary Information to the extent required by a valid order by a court or other governmental body or by applicable law; provided, however, that the Recipient Party will use all reasonable efforts to notify Disclosing Party of the obligation to make such disclosure in advance of the disclosure so that Disclosing Party will have a reasonable opportunity to object to such disclosure.

10.4.	Notwithstanding any other provisions of this Agreement, each party acknowledges that Proprietary Information shall not include any information that: (i) is already known to the Recipient Party at the time of disclosure, or becomes publicly known through no wrongful act of the Recipient Party’s part; (ii) is rightfully received by the Recipient Party from a third party without breach of this Agreement; (iii) is independently developed by the Recipient Party without benefit of information received under this Agreement; (iv) is furnished to a third party by the Disclosing Party without a restriction on the third party’s right to disclose it; or (v) is explicitly approved for release by written authorization by the Disclosing Party.

10.5.	It is understood that all Proprietary Information disclosed under this Agreement, is, and shall remain, the property of the Disclosing Party, unless and to the extent otherwise agreed upon in this Agreement. Upon completion of this Agreement, or upon written notice from the Disclosing Party, the Recipient Party agrees to return all Proprietary Information that has not become their property in its possession.

In witness whereof, this Agreement was signed by the Parties under the hands of their duly authorized officers and made effective as of the date first written above.

In the name of and authorized by:	In the name of and authorized by:
QUANTRON AG	Sharing Economy International Inc
Koblenzer Straße 2	Cornwall Centre
86368 Gersthofen	85 Castle Peak Road, Tuen Mun
Germany	Hong Kong

Name: Michael Perschke	Name: Chan Pak Hei Jefferson
Function: Executive Board	Function: Chairman and CEO